Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our reports relating to the consolidated financial statements and the effectiveness of internal control over financial reporting dated March 16, 2015 included in the Annual Report on Form 10-K of Dawson Geophysical Company (formerly known as TGC Industries, Inc.) for the year ended December 31, 2014 to its Registration Statements on Form S-8 (File No. 333-142221 and File No. 333-201923) and its Post-Effective Amendment on Form S-8 to its Registration Statement on Form S-4 (File No. 333-199922).

/s/ Lane Gorman Trubitt, PLLC

Dallas, Texas
March 16, 2015